Filed Pursuant To Rule 433

Registration No. 333-278880

April 24, 2024

DOCUMENTS CONTACT INVESTOR LOGIN INVESTMENT SOLUTIONS RESEARCH RESOURCES COMPANY START INVESTING Grayscale Products Grayscale's suite of investment products offer investors comprehensive exposure to crypto and the digital economy. All Single Asset Diversified Crypto Products Grayscale has pioneered the model of providing investors with exposure to digital assets in the form of a security without the challenges of buying, storing, and safekeeping crypto. As of 04/24/2024 SYMBOL | NAME AUM NAV PER SHARE NAV PER SHARE 1 DAY MARKET PRICE/SHARE MARKET PRICE/SHARE 1 DAY GBAT Grayscale Basic Attention Token Trust $5,284,208.76 $2.48 -1.59% $10.45 -21.43% BCHG Grayscale Bitcoin Cash Trust $161,545,619.56 $4.15 -5.68% $14.73 -10.73% GLNK Grayscale Chainlink Trust $10,181,715.50 $13.61 -4.15% $110.00 -6.78% MANA Grayscale Decentraland Trust $13,044,770.59 $4.35 -1.81% $22.85 -23.96% DEFG Grayscale Decentralized Finance (DeFi) Fund $4,436,111.18 $18.96 -2.67% $25.00 -13.34% GDLC Grayscale Digital Large Cap Fund $534,664,288.01 $33.70 -3.52% $21.10 -3.39% ETCG Grayscale Ethereum Classic Trust $307,199,988.84 $21.95 -5.10% $13.45 0.60% ETHE Grayscale Ethereum Trust $9,211,083,195.24 $29.70 -2.62% $22.42 -1.80% FILG Grayscale Filecoin Trust $6,931,992.13 $5.65 -5.83% $120.86 -23.51% HZEN Grayscale Horizen Trust $5,393,462.31 $0.79 -3.66% $6.29 -0.16% LTCN Grayscale Litecoin Trust $143,256,249.42 $7.25 -2.03% $36.90 -8.21% GLIV Grayscale Livepeer Trust $8,858,740.65 $13.24 -8.37% $34.00 -8.11% Private Placement only Grayscale Smart Contract Platform Ex-Ethereum Fund $3,809,473.94 $12.31 -5.02% GSOL Grayscale Solana Trust $66,542,079.48 $56.31 -5.03% $392.01 -10.50% GXLM Grayscale Stellar Lumens Trust $10,503,936.46 $10.16 -0.78% $40.75 -17.66% ZCSH Grayscale Zcash Trust $8,296,644.49 $1.97 -5.74% $6.06 -4.27% Past performance is not necessarily indicative of future results. NAV per Share is calculated daily at 4 pm ET, based on the applicable CoinDesk Index or Reference Rate. If you would like to see how NAV is calculated, please refer to the applicable Product’s disclosure language on OTC Markets Group or in its private placement memorandum. Market Price per Share is quoted on the OTC Markets Group. For additional information, visit the OTC Markets Group website at www.otcmarkets.com. Products displayed with a Market Price per Share also maintain a public quotation on the OTC Markets Group. To date, the Product has not met its investment objective and the Shares of the Product quoted on OTC Markets Group has not reflected the value of digital assets held by the Product, less the Product’s expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at times been substantial. Explore More Products ETF Products Grayscale ETFs aim to capture emerging opportunities in the ever-evolving world, and represent investment exposures to potential growth areas. LEARN MORE Private Funds Grayscale Private Funds seek to optimize income by investing capital across a portfolio of proof-of-stake tokens. LEARN MORE Ready to Invest?

INVEST NOW Stay on top of the latest crypto news and insights SUBSCRIBE INVEST Crypto Products ETFs Private Funds RESEARCH Market Commentary Reports Videos & Webinars Explore All RESOURCES The Grayscale Glossary FAQs Documents Financial Professionals Grayscale Crypto Sectors COMPANY About Grayscale Press Careers Contact us GBTC Lawsuit BLOG General Updates Legal Topics People & Culture Explore All © 2024 Grayscale Investments, LLC. All rights reserved Privacy policy Terms of Service Social Media Disclosure Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. Grayscale Ethereum Trust and Grayscale Ethereum Mini Trust (each a “Trust”, and collectively, the “Trusts”) have each filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents each Trust has filed with the SEC for more complete information about such Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, each Trust or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902. Grayscale Investments, LLC (“Grayscale”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products (“Products”) sponsored or managed by Grayscale are registered under the Investment Company Act of 1940. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product that is an SEC reporting company, the SEC’s website, or for each Product that reports under the OTC Markets Alternative Reporting Standards, the OTC Markets website. Reports prepared in accordance with the OTC Markets Alternative Reporting Standards are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. If the shares trade at a premium, investors who purchase shares on the secondary market will pay more for their shares than investors who purchase shares directly from authorized participants. In contrast, if the shares trade on the secondary market at a discount, investors who purchase shares directly from authorized participants will pay more for their shares than investors who purchase shares on the secondary market. The shares of each Product are not registered under the Securities Act of 1933 , the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act of 1933 and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. Digital Asset Risk Disclosures Extreme volatility of trading prices that many digital assets have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Product and the shares of each Product could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Product shares depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Product shares relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of digital asset(s) held by the Product, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Products rely on third party service providers to perform certain functions essential to the affairs of the Product and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Products. Grayscale does not store, hold, or maintain custody or control of the Products’ digital assets but instead has entered into the Custodian Agreement with a third party to facilitate the security of the Products’ digital assets. The Custodian controls and secures the Products’ digital asset accounts, a segregated custody account to store private keys, which allow for the transfer of ownership or control of the digital asset, on the Products’ behalf. If the Custodian resigns or is removed by the Sponsor or otherwise, without replacement, it could trigger early termination of the Product. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to crypto asset products or services discussed on the website. © 2024 Grayscale Investments, LLC. All trademarks, service marks and/or trade names (e.g., BITCOIN INVESTING BEGINS HERE, DROP GOLD, G, GRAYSCALE, GRAYSCALE CRYPTO SECTORS, and GRAYSCALE INVESTMENTS) are owned and/or registered by Grayscale Investments, LLC. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale Investments, LLC or others we license Content from, and is protected by copyright, patent and other laws. Grayscale Investments, LLC reserves all rights not expressly described herein.

ETHE legend for the very end Grayscale Ethereum Trust (ETHE) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.